Exhibit 10.38
AGREEMENT OF PURCHASE AND SALE
BETWEEN
FIRST STATES INVESTORS 228, LLC,
a Delaware limited liability company, as SELLER
AND
FPG DF LINCOLN STREET, LLC,
a Delaware limited liability company, as BUYER
Dated: November 2, 2006

3

AGREEMENT OF PURCHASE AND SALE
     THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) dated as of November 2, 2006 is between First States Investors 228, LLC, a Delaware limited liability company (“Seller”), and FPG DF Lincoln Street, LLC, a Delaware limited liability company (“Buyer”).
RECITALS
     A. Seller is the owner of a certain tract of land comprised of two (2) parcels of property, together with a 36 story office tower (the “Building”) and an underground five (5) story parking garage (the “Garage”) and other improvements thereon, collectively known as State Street Financial Center, One Lincoln Street, Boston, Suffolk County, Massachusetts.
     B. Seller is the landlord under that certain lease demising portions of the Building (the “SSB Office Lease”) and that certain lease demising the Garage (the “SSB Garage Lease”; collectively with the SSB Office Lease, the “State Street Leases”) with SSB Realty LLC (the “State Street Tenant”).
     C. Seller desires to sell the Property (as hereinafter defined), including, without limitation, Seller’s interest in the State Street Leases, to Buyer, and Buyer desires to acquire the Property from Seller.
     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and for other valuable consideration, the receipt and sufficiency of which is each hereby acknowledged, Seller and Buyer agree as follows:
1. AGREEMENT TO BUY AND SELL.
     Seller shall sell and convey to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title, estate, and interest in and to:
     (a) the land described on Schedule 1(a), which is attached to and made a part of this Agreement, together with all easements, privileges, and appurtenant rights belonging or in any way appertaining to the land (collectively, the “Land”);
     (b) the Building, Garage and other improvements, and all fixtures attached to the Land and buildings (collectively, the “Improvements”, and together with the Land, the “Real Property”);
     (c) such furnishings, furniture, equipment, supplies, and other personal property, if any, as are owned by Seller and are currently located in or on the Real Property and used exclusively in the operation or maintenance of the Real Property, but excluding those items of personal property which are owned by tenants, licensees or other third parties or which may be removed by such parties under the terms of their leases or which are located in Seller’s or Seller’s agent’s property management office, if any, on the Real Property (collectively, the “Personal Property”). The Personal Property is conveyed subject to depletions, replacements and additions in the ordinary course of Seller’s business;
     (d) the State Street Leases (as described on Schedule 1(d);
     (e) the State Street Lease Guarantees (as described on Schedule 8 (a) (xi);
     (f) all other agreements, contracts, and contract rights pertaining to the Property and to which Seller is a party, which have not been assigned to the State Street Tenant pursuant to its exercise of the SSB Management Rights (as defined in Section 8 (a) (vi) hereof) and which are assignable by Seller, including without limitation, those described on Schedule 1(e), which is attached to and made a part of this Agreement (collectively, the “Service Contracts”); and
     (g) all intangible property owned by Seller and used in connection with the Real Property and Personal Property, including all trademarks and trade names used in connection with the Property, all plans and specifications, if any, in the possession of Seller which were prepared in connection with the construction of the Improvements and all licenses, permits and warranties now in effect with respect to the Property, all to the extent assignable (collectively, the “Intangible Property”).
     The Real Property, the Personal Property, the State Street Leases, the Service Contracts and the Intangible Property are collectively referred to in this Agreement as the “Property”.
2. PURCHASE PRICE.
     (a) Subject to the charges and prorations set forth in Section 12 of this Agreement, Buyer shall pay to Seller at Closing (as hereinafter defined) the sum of Eight Hundred Eighty Nine Million Dollars ($889,000,000) (the “Purchase Price”) for the purchase of the Property. The Purchase Price shall be payable by wire transfer of immediately available federal funds to a bank account designated by Seller to Buyer in writing prior to the Closing. To enable Seller to make conveyance as herein provided, Seller may, at the Closing, use the purchase money or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer’s and Buyer’s lender’s attorneys is made at the Closing for prompt recording of all instruments so procured.
     (b) On or before 1:00 p.m. Eastern Standard Time on the first business day immediately following the date of this Agreement, Buyer shall deposit the sum of Twenty Million Dollars ($20,000,000) (the “Deposit”) with Deposit Escrow Agent (as hereinafter defined). If Buyer closes the transactions contemplated by this Agreement, the Deposit, together with all interest earned thereon, shall be applied to the Purchase Price. Otherwise, Deposit Escrow Agent shall disburse the Deposit, together with all interest thereon, to the party entitled to receive the Deposit as provided by this Agreement.

3. ESCROW AGENT.
     Chicago Title Insurance Company (“Deposit Escrow Agent” or “Title Company”) shall serve as escrow agent for the Deposit (“Escrow Agent”) pursuant to the terms of the escrow agreement (the “Deposit Escrow Agreement”) attached hereto as Schedule 3.
4. TITLE; SURVEY.
     (a) For Buyer’s convenience, Seller has (i) attached hereto as Schedule 4(a) a commitment by the Title Company to issue an owner’s policy of title insurance insuring the Real Property (the “Title Commitment”), and (ii) has delivered to Buyer an ALTA survey (the “Survey”) provided with respect to the Real Property entitled State Street Financial Center”, dated December 17, 2003, and prepared by Gunther Engineering, Inc. All matters disclosed by the Survey and all matters set forth in the following sections or provisions of the Title Commitment are deemed approved by Buyer as “Permitted Exceptions”, except as otherwise provided in paragraph (d) below: Item 2 in Schedule B, Section 1 and Items 2, 3 and 5 through 14 in Schedule B, Section 2 of the Title Commitment.
     (b) With respect to any continuation or update of the Title Commitment or any update of the Survey obtained by Buyer subsequent to the date of the Title Commitment, Buyer shall deliver to Seller, within one (1) business day of receipt of such continuation or update, a copy of such continuation or update together with a written statement by Buyer of any objections to title which have appeared for the first time in such continuation or update (collectively, a “Title Objection”); it being understood that Buyer may not raise as a Title Objection any matter which pursuant to the following subsection (c) Buyer has agreed to accept title subject to. If any matter is unsatisfactory, Buyer must specify in such written notice (the “Title Notice”) the reason such matter(s) are not satisfactory and the curative steps necessary to remove the basis for Buyer’s disapproval. The parties shall then have until five (5) business days after the Title Notice (the “Response Date”) to make such arrangements or take such steps as they shall mutually agree to satisfy Buyer’s objections(s); provided, however, that Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to attempt to cure or agree to attempt to cure any Title Objections, and Seller shall not be deemed to have any obligation to attempt to cure any such matters unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Buyer given or entered into on or prior to the Response Date and which recites that it is in response to a Title Notice. Buyer’s sole right with respect to any Title Objections contained in a Title Notice which Seller has not agreed to satisfactorily resolve shall be to elect on or before the date which is one business day after the Response Date to terminate this Agreement in accordance with Section 5(f) hereof, in which event the Deposit, and all interest thereon, shall be returned to Buyer, and neither party shall have any further liability to the other hereunder, except as otherwise provided herein. All Title Objections not included in a Title Notice given by Buyer to Seller or with respect to which a timely Title Notice is given but Seller fails to expressly agree to attempt to cure as provided above shall be deemed approved by Buyer as “Permitted Exceptions” as provided in paragraph (c).
     (c) At the Closing, Seller shall convey title to the Real Property to Buyer by Massachusetts statutory (M.G.L. ch.183, Sec.11) quitclaim deed (the “Deed”), duly executed and acknowledged by Seller and in proper form for recording, conveying good and clear record marketable fee simple title to the Real Property to Buyer, subject to no exceptions other than (i) matters created by or to be assumed by Buyer; (ii) matters specifically set forth in this Agreement; (iii) zoning, building ordinances and bylaws and provisions of existing and future laws, regulations, restrictions, requirements, ordinances, resolutions and orders (including, without limitation, any relating to building, zoning and environmental protection) as to the use, occupancy, subdivision or improvement of the Real Property; (iv) general and special real estate taxes and assessments (whether or not then a lien on the date of Closing, but subject to adjustment as hereinafter provided); (v) legal roadways and highways; (vi) nonmaterial encroachments over a building setback or property line, a prohibited encroachment of a nonmaterial nature over any easement or any other matter which does not materially interfere with the use of the Real Property; (vii) the State Street Leases (and the interests of the tenants and subtenants thereunder); (viii) any state of facts that a personal inspection of the Real Property might disclose; (ix) any lien or encumbrance (other than the Permitted Exceptions and subject to the provisions of the following subsection 4(d)) encumbering the Real Property as to which Seller shall deliver to Buyer, or to Buyer’s Title Company at or prior to the Closing, payment sufficient to satisfy the obligations secured by such lien or encumbrance (in the case of liens or encumbrances, if any, which secure the payment of money) or proper instruments, in recordable form, which upon recordation will cancel such lien or encumbrance, together with any other instruments necessary thereto and the cost of recording and canceling the same and which lien or encumbrance the Title Company will insure, or commit to insure, Buyer against loss or forfeiture of title to, or collection from, the Real Property without additional cost to Buyer; (x) any lien or encumbrance that the State Street Tenant is obligated to discharge under the State Street Leases, and (xi) the Permitted Exceptions. All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title”.
     (d) Notwithstanding the foregoing, however, Seller agrees to take the actions reasonably necessary, as provided in Section 5 below, to defease the loan secured by, and caused to be discharged of record (as contemplated by subsection (c) (ix)) that certain Mortgage and Security Agreement, dated February 17th, 2004, made by Seller to Lehman Brothers Bank, FSB and any assignment of lease or UCC financing statement executed in connection with said mortgage (collectively, the “Mortgage”). Seller also agrees to discharge other encumbrances securing the payment of money, which may be placed by reason of the act or omission of Seller on the Property at any time up to and including the date of Closing (collectively, “Monetary Liens”).
     (e) By acceptance of the Deed and the Closing of the purchase and sale of the Property Buyer agrees that Seller shall have conclusively satisfied its obligations with respect to title to the Property. The provisions of this Section 4 shall survive the Closing.

     (f) If, pursuant to the provisions of Section 34, a ROFR Termination Event (hereinafter defined) has occurred Buyer may not assert the Right of First Refusal (as hereinafter defined) as an objection to title or Title Objection. In the event at the time of a Scheduled Closing Date there is either (x) a notice of pendency filed against the Property, or (y) an injunction issued staying the Closing or the Seller or Buyer from effecting the Closing, in either of (x) or (y) by reason of a lawsuit commenced by IPC (hereinafter defined) claiming a breach of the Right of First Refusal (hereinafter defined), then such notice of pendency and/or injunction shall be deemed a Title Objection for the purposes of this Section 4. In the event of a ROFR Termination Event occurred by reason , of IPC not having accepted the offer set forth in the ROFR Offer Notice, as described in Section 34 hereof, Seller shall upon the request of the title company insuring Buyer’s title to the Real Property deliver to such title company a certificate stating that Seller did not receive an acceptance of the offer set forth in the ROFR Offer Notice.
5. DEFEASANCE OF MORTGAGE.
     (a) Seller and Buyer acknowledge that to complete the transactions herein contemplated the Mortgage must be defeased prior to Closing. Buyer further acknowledges that it has received and reviewed Section 2.4 of the Loan Agreement executed between Seller and Lehman Brothers Bank FSB in connection with the Mortgage, which section sets forth the procedures for defeasance of the Mortgage.
     (b) Seller agrees that it shall take such reasonable and customary actions as may be required to effect such defeasance and thereby discharge of record the Mortgage.
     (c) Buyer covenants and agrees that it shall take all reasonable and customary actions (at Seller’s expense (other than Buyer’s legal fees)) to assist Seller in connection with the defeasance. Without limiting the generality of the foregoing, not later than the fifth (5th) business day prior to the Scheduled Closing Date (such date being time of the essence), Buyer (at Seller’s request) shall enter into, and shall take such reasonable and customary actions to cause any mortgage lender providing it financing for this transaction to enter into, an escrow agreement to be prepared by Seller (the “Closing Escrow Agreement”) with Seller, the title company that shall insure Buyer’s title (the “Closing Escrow Agent”) and the holder of the Mortgage (or its servicer), which Closing Escrow Agreement shall provide (A) that Buyer and/or its mortgage lender shall deposit into escrow with the Escrow Agent on or before 12:00 p.m. EST on the second (2nd) business day (unless the holder of the Mortgage or its servicer requires it to be done on the third (3rd)) prior to the Scheduled Closing Date (as such term is defined in Section 11 and such date and time being time of the essence), funds (the “Funds”) in that amount necessary to purchase the Defeasance Collateral (as defined in said Loan Agreement), (B) that the Funds shall be released from escrow to purchase the Defeasance Collateral immediately prior to the transfer of title to the Property to Buyer, subject only to the Title Company agreeing to issue a title commitment in favor of the Buyer’s mortgage lender, effective as of the date of release of the Funds, which commitment shall insure the mortgage to be taken by such lender as a first priority mortgage lien, subject only to the exceptions to title that Buyer is required to accept under this Agreement,(C) that the Funds shall be released from escrow and returned to Buyer in the event Buyer is entitled to a return of the Deposit, and (D) such other terms and conditions as are customary in transactions involving the simultaneous sale of property and the defeasance of the mortgage encumbering such property. The aforesaid reference to the Buyer’s mortgage lender shall not be deemed to mean that this transaction is subject to or contingent upon Buyer obtaining financing.
     (d) Seller and Buyer shall upon request provide to the other reasonable evidence of the actions each has taken to discharge their respective obligations under the foregoing provisions of this Section 5.
     (e) Buyer shall engage a title company to insure Buyer’s title to the Real Property, which title company shall perform, without compensation, the obligations of the Closing Escrow Agent set forth in this Agreement (including without limitation, the obligations set forth in subsection (c) above).
6. ESTOPPEL CERTIFICATES AND NON-DISTURBANCE AGREEMENT
     (a) (i) Seller shall request of the State Street Tenant that it execute and deliver (i) an estoppel certificate with respect to the SSB Office Lease and the SSB Garage Lease substantially in the form attached to the SSB Office Lease and substantially in the form required by the SSB Garage Lease (collectively, the “SSB Estoppel”), and (ii) a statement pursuant to Section 24.3(d) of the SSB Office Lease (as amended and restated pursuant to Section 7 of that certain Second Amendment to Lease, dated as of February 13, 2004, which forms a part of the SSB Office Lease (the “Second Lease Amendment”)), substantially to the effect that the State Street Tenant’s right of first offer has been waived or lapsed with respect to the sale of the Real Property provided for under this Agreement (the “SSB RoFo Certificate”).
           (ii) It shall be a condition of Buyer’s obligation to close title hereunder that the Seller deliver to Buyer the SSB RoFo Certificate and the SSB Estoppel and that the SSB Estoppel not contain statements which are inconsistent, in any material respect, with the representations of Seller contained in Section 8(a) (vi) hereof. In the event the SSB Estoppel contains statements that are materially inconsistent with such Seller’s representations then the SSB Estoppel shall nonetheless be deemed acceptable, provided that Seller (if it shall so elect) shall either provide Buyer with a credit against the Purchase Price in the amount necessary to cure the defaults of Seller set forth in the SSB Estoppel (provided that such defaults are reasonably quantifiable) or, if Seller shall dispute that such default(s) exists, deposit with the Deposit Escrow Agent the estimated amount of the cost to cure such default(s), provided that such defaults are reasonably quantifiable, which deposit shall be held by the Deposit Escrow Agent under the terms of an escrow agreement substantially in accordance with the Deposit Escrow Agreement and which shall provide that the deposited sums shall be released to Seller and/or Buyer, as the case may be (i.e., Seller shall be entitled to the amounts relating to any disputes with the State Street Tenant which are resolved in Seller’s favor and Buyer shall be entitled to the amounts relating to any disputes which are resolved in the State Street Tenant’s favor, less any sums which shall have been paid or is payable to State Street

Tenant.) Seller shall have the right to take such actions as may be necessary to pursue any such disputes, including commencing and defending actions, as appropriate, against the State Street Tenant. In the event that any such dispute shall not have been resolved within eighteen (18) months following the Closing (plus such additional time as may be necessary to complete any appeal of any such action or proceeding), then Buyer shall have the right upon thirty (30) days prior notice to Seller, to assume the responsibility to contest (in good faith) and/or settle such dispute on Seller’s behalf. Any such settlement shall require Seller’s consent, which shall not be unreasonably withheld or delayed. The provisions of this Section shall survive the Closing. The Seller amounts that shall be credited against the purchase price or deposited in escrow, as provided above, shall be mutually agreed to by Seller and Buyer in the exercise of their reasonable good faith judgment.
          (iii) Notwithstanding anything to the contrary set forth in this Agreement (i) if the State Street Tenant shall deliver a single estoppel certificate with respect to both the SSB Office Lease and the SSB Garage Lease, such single certificate shall be treated as the SSB Estoppel if it otherwise satisfies the provisions of this Section, and (ii) if the SSB Estoppel contains provisions that are substantially the same as those required to be set forth in the SSB RoFo Certificate, then the delivery of such SSB RoFo Certificate shall not be required under this Agreement.
     (b) Seller agrees that it shall request that the State Street Tenant execute and deliver to any lender that will be providing mortgage financing for its acquisition, a subordination, non-disturbance and attornment agreement in the form specified under the State Street Leases.
7. OPERATION OF THE PROPERTY PRIOR TO CLOSING.
     (a) From the date of this Agreement to the Closing Date, Seller:
     (i) shall maintain and operate the Real Property, subject to the SSB Management Rights (as defined in Section 8 (a) (vi)) and in accordance with the Seller’s practices since the State Street Tenant has commenced the exercise of the SSB Management Rights;
     (ii) shall not modify, amend, renew, extend or terminate any of the State Street Lease Guarantees or State Street Leases without the prior written consent of Buyer, unless such modification, amendment, renewal, extension or termination is required pursuant to the terms of any of the State Street Leases or is entered into to effectuate or memorialize the exercise of any right or option contained in any of the State Street Leases. Further, Seller may grant such consents as may be required to be granted by the lessor under the State Street Leases (including those consents as to which the lessor’s consent is required to not be unreasonably withheld). In no event, however, shall Seller exercise any right, with respect to a proposed subletting, to recapture any portion of the premises demised under the State Street Leases, without the consent of Buyer. In the event Seller takes any action under this subsection that does not require

Buyer’s consent Seller shall make reasonable efforts to provide Buyer with reasonably prompt notice prior to such action.
     (iii) shall not (x) enter into any new leases or tenancies with respect to the Property, or (y) except to the extent required under the State Street Leases, enter into any other new agreements or contracts which would be binding on Buyer, unless the same are terminable upon not more than thirty (30) days’ notice;
     (iv) shall maintain and keep in full force and effect insurance on the Real Property in amounts substantially comparable to that currently in effect; and
     (v) shall comply, in all material respects, with the terms and provisions of the State Street Leases.
(b) Buyer covenants and agrees that it shall not communicate with State Street Tenant without Seller’s consent, provided, however, (i) that Buyer may meet with State Street Tenant if Seller is given reasonable advance notice of such meeting and is afforded an opportunity to attend such meeting, and (ii) may enter into written communications with State Street Tenant, provided that true and complete copies of all such communications shall be promptly delivered to Seller. For the avoidance of doubt, email and text communications shall be deemed to be written communications.
(c) Seller covenants and agrees to promptly request of all third party consultants and providers of reports relating to the Project and delivered to Buyer that said consultants issue to Buyer and its permitted assigns, lenders and rating agencies such reports and reliance letters relating thereto as Buyer shall reasonably request.
8. REPRESENTATIONS AND WARRANTIES.
     (a) Seller represents and warrants to Buyer as follows:
     (i) Seller is and will be on the Closing Date a limited liability company duly organized and validly existing under the laws of the State of Delaware, and Seller has and will have on the Closing Date all necessary power and authority to: (A) carry on the business for which it has been organized; (B) own and operate the Property; and (C) enter into and perform Seller’s obligations under this Agreement.
     (ii) Seller has taken all actions required to be taken under the laws of the State of Delaware and under Seller’s operating agreement to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated in this Agreement.

     (iii) Neither the execution of this Agreement nor the consummation of the transactions contemplated in this Agreement will constitute a violation of, be in conflict with, or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of Seller’s operating agreement or, to the actual knowledge of Seller, any other agreement, lease, or other instrument by which the Property is bound.
     (iv) No litigation, proceeding, or action is pending or, to Seller’s actual knowledge, threatened against or relating to the Property or Seller, that could materially adversely affect the Property or its ownership or operation by Buyer, except as shown on Schedule 8(a)(iv).
     (v) No condemnation proceeding is pending or, to Seller’s actual knowledge, threatened against or relating to the Real Property.
     (vi) As to the State Street Leases:
     (A) the State Street Leases are set forth on Schedule 1(d) and true, complete and correct copies of the State Street Leases (including all amendments thereto) have been delivered to Buyer;
     (B) except as disclosed on Schedule 8(a)(vi)(B), which is attached to and made a part of this Agreement, (x) to the actual knowledge of Seller the State Street Tenant is not in default in any material respect under the terms of the State Street Leases and (y) Seller has not delivered to the State Street Tenant a notice of any material default;
     (C) except as disclosed on Schedule 8(a)(vi)(C), which is attached to and made a part of this Agreement, to the actual knowledge of the Seller (x)the State Street Tenant has not made any written claim that the Seller is in default in any material respect under the terms of the State Street Leases, and (y) Seller is not in material default under the State Street Leases;
     (D) the State Street Tenant has elected pursuant to Section 2.2(a) of the Second Amendment to assume certain responsibilities with respect to the operation and management of the Property (the “SSB Management Rights”);
     (E) the Seller has delivered to the State Street Tenant the Offer Notice (as such term is defined in the Second Amendment), a true and complete copy of such Offer Notice is attached hereto as Schedule 8(a)(vi)(E), and the State Street Tenant has not delivered to Seller a Notice of Interest (as defined in the Second Amendment);

     (F) the Seller has not entered into, nor assumed the obligations under, any brokerage agreement with respect to the State Street Leases; and
     (G) there are no sums due to the State Street Tenants with respect to tenant improvements the State Street Tenants have made to the Real Property.
     (vii) As to the Service Contracts,
     (A) complete, true, and correct copies of all written Service Contracts disclosed on Schedule 1(e) have been delivered to Buyer (it being acknowledged by Buyer that in light of the State Street Tenant having elected the SSB Management Rights there may be other agreements that affect the operation of the Property that are not Service Contracts hereunder);
     (B) except as disclosed on Schedule 8(a)(vii)(B), which is attached to and made a part of this Agreement, to the actual knowledge of Seller, neither Seller nor any other party under any Service Contract is in default in any material respect under any Service Contract.
     (viii) Seller is not (x) identified on the OFAC List (as hereinafter defined) or (y) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation, or Executive Order of the President of the United States. The term “OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any law, rule, regulation or Executive Order of the President of the United States, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.
     (ix) the Seller has delivered to Buyer a true and complete copy of that certain License Agreement, dated July 1, 2004, between Seller and the Boston Fire Department (the “License Agreement”).
     (x) Seller has not granted (and to the actual knowledge of Seller there are no) rights of first refusal, rights of first offer, options or similar rights to purchase the Real Property, other than the Right of First Refusal (as hereinafter defined) and the above described right of first offer held by the State Street Tenant.
     (xi) the Seller has delivered to Buyer true and complete copies (including any amendments thereto) of those certain guarantees (the “State Street

Lease Guarantees) of the State Street Leases and which State Street Lease Guarantees are described on Schedule 8(a)(xi) hereto. To Seller’s actual knowledge State Street Corporation is not in default in any material respect under the terms of the State Street Lease Guarantees. The Seller has not delivered to the State Street Corporation any notice alleging a default under the terms of said guarantees.
     (xii) the Seller has delivered to Buyer true and complete copies of the following two certain Phase I environmental reports that it commissioned with respect to the Real Property: reports of Haley & Aldrich, dated February, 2004 and EMG, dated October 2, 2006. Seller has not commissioned any other Phase I or similar report.
     (xiii) the “operating report” attached to this Agreement as Exhibit B was prepared by Seller or its affiliate in the normal course of its business.
     (b) Buyer represents and warrants to Seller as follows:
     (i) Buyer is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and qualified to do business in the jurisdiction in which the Property is located, and Buyer has and will have on the Closing Date all necessary power and authority to: (A) carry on the business for which it has been organized; (B) own and operate the Property; and (C) enter into and perform Buyer’s obligations under this Agreement.
     (ii) Buyer has taken all actions required to be taken under the laws of the State of Delaware and under Buyer’s partnership agreement, articles of incorporation and by-laws or articles of organization and operating agreement, as the case may be, to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated in this Agreement.
     (iii) Neither the execution of this Agreement nor the consummation of the transactions contemplated in this Agreement will constitute a violation of, be in conflict with, or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of Buyer’s partnership agreement, articles of incorporation and by-laws or articles of organization and operating agreement, as the case may be, or any other agreement or other instrument to which Buyer is bound.
     (iv) Buyer has not (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (D) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (E) admitted in writing its inability to pay its debts as they come due, or (F) made an offer of settlement, extension or composition to its creditors generally.
     (v) Buyer is not (x) identified on the OFAC List, or (y) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation, or Executive Order of the President of the United States.
     (c) When the phrase “to Seller’s actual knowledge” or similar phrase is used with respect to Seller, it shall (i) be limited to the actual knowledge of Michael Maher only, who is the employee of Seller’s affiliate and is, and has since the date Seller acquired the Property been, charged with the day to day operations of the Property, (ii) be deemed to refer to the current actual, not implied, constructive or imputed, knowledge of such person as management agent as aforesaid, and not individually, as of the times expressly indicated only, and without any obligation to make any independent investigation of, or any implied duty to investigate, the matters being represented and warranted, or to make any inquiry of any other persons, or to search or to examine any files, records books, correspondence and the like, and (iii) not be construed to refer to the knowledge of any other beneficial owner, officer, director, employee, shareholder or agent of Seller. There shall be no personal liability on the part of the individual named above arising out of any representations or warranties made herein or otherwise.
     (d) If after the date of this Agreement but prior to the Closing, Buyer obtains knowledge that any of Seller’s representations and warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). If after the date of this Agreement but prior to the Closing, Seller obtains actual knowledge that any of Seller’s representations and warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Seller notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (no to exceed ninety (90) days) for the purpose of such cure. Seller reserves the right, at its sole discretion, at any time during such period to notify Buyer that it no longer elects to endeavor to effect any such cure, in which event Buyer shall have two (2) business days from such notice in which to notify Seller of its election as provided in the next succeeding sentence. If Seller is unable or elects not to so cure any such misrepresentation or breach, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall elect either (i) to waive such misrepresentations or breaches or representations or warranties and consummate the transactions without any reduction of or credit against the Purchase Price, or (ii) to terminate this Agreement by notice given to Seller on the Closing Date, in which event this Agreement shall terminate, the Deposit and all interest thereon shall be returned to Buyer and neither party shall have any further liability to the other hereunder, except as may otherwise provided herein. The untruth, inaccuracy or incorrectness of a Seller’s representation or warranty shall be deemed material only if Buyer’s aggregate damages (including a diminution in the value of the

Property) resulting from any such untruths, inaccuracies or incorrectness are reasonably estimated to exceed $5,000,000.
     (e) The representations and warranties set forth in this Section 8 shall survive for the period of 270 days following consummation of the transactions contemplated by this Agreement and the recording the Deed and Seller shall be liable to Buyer hereunder for a breach of a Seller’s representations with respect to which a claim is made by Buyer against Seller on or before the expiration of said 270 day period and an action is commenced by Buyer against Seller with respect to such claim within ninety (90) days after such claim is made. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s representations discovered following the Closing shall not exceed the lesser of Buyer’s actual damages and Twenty Million Dollars ($20,000,000) in the aggregate, nor shall any claim be made for any item for which the claim of damage is less than Five Hundred Thousand Dollars ($500,000). Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law or in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the transaction, as the result of any of Seller’s representations being untrue, inaccurate or incorrect if Buyer knew or is deemed to know at the time of the Closing that such representation or warranty was untrue, inaccurate or incorrect.
9. CONDITIONS PRECEDENT TO CLOSING.
     (a) Buyer’s obligations under this Agreement are expressly conditioned upon completion or satisfaction of the following matters on or prior to the Closing Date:
     (i) Seller shall have complied, in all material respects, with its obligations under this Agreement. Without limiting the generality of the foregoing provision, Seller shall have deposited or have caused to be deposited with the Closing Escrow Agent all documents required of Seller to be deposited into Escrow hereunder;
     (ii) the SSB RoFo Certificate and the SSB Estoppel in the form required by Section 6 are delivered to Buyer;
     (iii) The representations and warranties of Seller contained in Section 8(a) of this Agreement shall be true and correct in all material respects as of the Closing Date, subject to Section 8(c), (d) and (e) above; and
     (iv) The Real Property is in the As Is Condition (as hereinafter defined).
     (b) Seller’s obligations to perform hereunder are expressly contingent and conditional upon the satisfaction of the following:

     (i) Buyer shall have complied, in all material respects, with its obligations under this Agreement. Without limiting the generality of the foregoing provision, Buyer shall have deposited or have caused to be deposited with the Closing Escrow Agent all documents and funds required of Buyer to be deposited into Escrow or paid hereunder; and
     (ii) The representations and warranties of Buyer contained in Section 8(b) of this Agreement shall be true and correct in all material respects as of the Closing Date.
(c) It shall be a condition of each party’s obligation to close on the Closing Date that (i) a ROFR Termination Event shall have occurred, and (ii) a defeasance of the Mortgage, as contemplated by Section 5, shall have been effected.
(d) The parties acknowledge that the conditions precedent set forth in subsection (a) above are for the benefit of Buyer and that the conditions precedent set forth in subsection (b) above are for the benefit of Seller. Unless otherwise specifically set forth herein, the date by which the conditions precedent must be satisfied shall be the Closing Date. If any of the conditions precedent set forth in subsection (a) or subsection (b) above are not satisfied on or before the date by which they are required to be satisfied, the party for whose benefit the condition precedent exists shall have the right to waive such condition and, to the extent applicable, the rights under Section 15 of this Agreement. If such waiver is not given then, subject to the rights of the parties under Section 15 hereof in the event a condition was not satisfied by reason of a default by a party, this Agreement shall terminate, the Buyer shall be entitled to a return of the Deposit and all interest thereon, and neither party shall have any rights or obligations hereunder, except those that survive any such termination of this Agreement.
10. RISK OF LOSS.
     (a) If any part of the Real Property is damaged or destroyed by fire or any other cause (“Damage”) or subject to a pending, threatened, or completed taking by condemnation or eminent domain, or a proposed conveyance under threat of either (“Taking”), Seller shall, obtaining knowledge of same, promptly notify Buyer of the same.
     (b) If the extent of the Damage is such that either the State Street Tenant or Seller shall have the right under the terms of the SSB Office Lease to terminate such lease, then Buyer may terminate this Agreement by giving written notice of such termination within ten (10) days after Seller’s notice of such Damage; provided, however, that if Buyer elects to so terminate, Seller shall have the right to render such election null and void by giving notice to Buyer, within ten (10) business days after Seller’s receipt of Buyer’s notice of election to terminate, confirming that as a condition to the performance of Buyer’s obligations hereunder, Seller shall not exercise any right it may have to terminate the State Street Leases on account of the Damage and that Seller shall deliver to Buyer at Closing a waiver, executed by the State Street Tenant, pursuant to which such

Tenant waives its right to terminate the SSB Office Lease on account of the Damage. If Buyer elects to terminate this Agreement and Seller does not render such election null and void as herein provided, Deposit Escrow Agent shall return the Deposit, and all interest thereon, to Buyer, and neither party shall have any further liability to the other hereunder, except as otherwise provided herein.
     (c) If any such Taking provides the State Street Tenant with the right to terminate the SSB Office Lease or reduce its rents thereunder, then Buyer may terminate this Agreement by giving written notice of such termination within ten (10) days after Seller’s notice of such Taking; provided, however, that if Buyer elects to so terminate, Seller shall have the right to render such election null and void by giving notice to Buyer, within ten (10) business days after Seller’s receipt of Buyer’s notice of election to terminate, confirming that as a condition to the performance of Buyer’s obligations hereunder, Seller shall deliver to Buyer at Closing a waiver, executed by the State Street Tenant, pursuant to which such Tenant waives its right to terminate the SSB Office Lease or reduce its rents, as the case may be, on account of the Taking. If Buyer elects to terminate this Agreement and Seller does not render such election null and void as herein provided, Deposit Escrow Agent shall return the Deposit, and all interest thereon, to Buyer, and neither party shall have any further liability to the other hereunder, except as otherwise provided herein.
     (d) If this Agreement is not terminated pursuant to subsections 10(b) or (c) above, Seller may elect to (i) repair and restore the Real Property in a good and workmanlike manner, in which event Seller may adjourn the Closing Date for such reasonable period of time (but not to exceed 90 days) as may be necessary to effect such repair and restoration, or (ii) assign to Buyer Seller’s rights to the proceeds of any awards, compensation or insurance payable. Buyer shall remain obligated to perform this Agreement, and in the case of damage or destruction covered by insurance, the Purchase Price shall be reduced by the amount of the deductible, if any, under the insurance policy or policies covering the Property.
11. CLOSING.
     (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104, at 10:00 a.m. (New York City time), on December 21, 2006 (said date, as the same may be adjourned by Seller either pursuant to subsection (b) below or as otherwise provided in this Agreement or by Buyer pursuant to subsection (b)), being herein called the “Scheduled Closing Date”), TIME BEING OF THE ESSENCE with respect to the Seller’s and Buyer’s obligations to close on the Scheduled Closing Date (as the same may be extended, from time to time, pursuant to the terms hereof). The actual date on which the Closing occurs is referred to herein as the “Closing Date.”
     (b) Notwithstanding anything to the contrary contained herein, (i) in addition to any other rights which Seller may have under this Agreement to adjourn the Closing, Seller shall have the right, exercisable from time to time upon written notice to Buyer given on or prior to the then Scheduled Closing Date, to adjourn the Closing to a business day specified in such notice, provided that in no event may such adjournments be more than thirty (30) days in the aggregate, and (ii) Buyer shall have the right, exercisable from time to time upon written notice to Seller given on or prior to the then Scheduled Closing Date, to adjourn the Closing to a business day specified in such notice, provided that in no event may such adjournments be more ten (10) days in the aggregate. In the event Seller shall elect to adjourn the then Scheduled Closing Date for more than ten (10) business days it shall provide to Buyer at the Closing a credit in the amount of the cost Buyer incurs in extending the Rate Lock Agreement (hereinafter defined) to the newly Scheduled Closing Date or in the event this Agreement is terminated other than by reason of Buyer’s default Seller shall promptly reimburse Buyer for such amount. Buyer shall upon Seller’s request promptly provide to Seller the cost of the aforesaid extension. This provision shall survive the Closing.
     (c) In the event the conditions precedent to Buyer’s obligation to Close (as set forth in Section 9) are not satisfied (or waived by Buyer) on the originally Scheduled Closing Date and the Seller does not elect to adjourn the Closing as provided above, then Buyer shall have the one time right to adjourn the originally Scheduled Closing Date for a period not to exceed thirty (30) days. This right shall be in addition to the ten (10) day right of adjournment afforded Buyer under subsection (b) above, provided that if such right is exercised then the thirty (30) day period in the preceding sentence shall be deemed reduced to twenty (20) days.
12. PRORATIONS AND CHARGES.
     (a) The following are to be adjusted and prorated between Seller and Buyer as of 11:59 P.M. on the day preceding the Closing Date, based upon a 365 day year, and the net amount thereof shall be, if such net amount is in Seller’s favor, paid to Seller at the Closing, or, if such net amount is in Buyer’s favor, paid to Buyer at the Closing:
     (i) Real estate taxes shall be adjusted and prorated on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate or assessed valuation is fixed for the Real Property, the apportionment of real estate taxes for the Real Property shall be upon the basis of the tax rate for the preceding year applied to the most recently applicable assessed valuation of the Real Property, subject to further and final adjustment when the tax rate and/or assessed valuation for the Real Property is fixed for the fiscal year in which the Closing occurs. In the event that the Real Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for any installments due prior to the Closing and Buyer shall be responsible for any installments due on or after the Closing.
     (ii) Except to the extent paid directly by the State Street Tenant pursuant to the terms of the State Street Leases, with respect to water rates, water meter charges and sewer rents and sewer charges (the “Water Charges”), if any,

Seller shall endeavor to have the appropriate agencies read the meters for the Water Charges (if applicable) on or prior to the Closing Date. Seller shall be responsible for all charges applicable to the period prior to the Closing Date based on such final meter readings, and Buyer shall be responsible for all charges thereafter. If such final readings are not obtainable, then, until such time as the final readings are obtained, all Water Charges for which final readings were not obtained shall be pro rated as of the Closing Date based upon the per diem rate obtained by using the last period and bills for such water and sewer usage that are available. Upon the taking of a subsequent actual final reading after Closing, such apportionment shall be adjusted to reflect the actual per diem rate for the billing period in which the Closing Date falls, and Seller or Buyer, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment. Unmetered Water Charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto.
     (iii) Vault charges, if any, shall be adjusted and prorated on the basis of the fiscal period for which assessed.
     (iv) Except to the extent paid directly by the State Street Tenant pursuant to the terms of the State Street Leases, fuel, if any, on the basis of Seller’s last cost therefor, including sales tax, as evidenced by a written statement of Seller’s fuel oil supplier, which statement shall be conclusive as to quantity and cost.
     (v) Except to the extent paid directly by the State Street Tenant pursuant to the terms of the State Street Leases, Seller shall use reasonable efforts to obtain readings of meters measuring electricity, steam, gas and other utility consumption at the Real Property for all periods through (and including) the date preceding the Closing Date, but in no event prior to the date which is thirty (30) days prior to the Closing Date, Seller shall pay and be responsible for, all bills rendered on the basis of such readings. If such readings are not obtained for any metered utility, then, at the Closing, apportionment shall be made on the basis of the most recent period for which such readings are available. Upon the taking of subsequent actual readings, there shall be a recalculations of the applicable utility charges, and Seller or Buyer, as the case may be, shall promptly remit to the other party any amounts to which such party shall be entitled by reason of such recalculation (with Seller being obligated to pay all such utility charges pertaining to the period prior to the Closing and Buyer being obligated to pay all such utility charges pertaining to the period thereafter).
     (vi) Amounts payable under all Service Contracts assigned to Buyer at the Closing.
     (vii) the amount of the reimbursement of “Assumed Service Costs”, as such term is defined in Section 2.2 of the Second Amendment).

     (viii) Prepaid (x) fixed or so-called base rent payments (“Fixed Rents”), and (y) reimbursements or payments in respect of operating expenses, real estate taxes, and other charges (collectively, “Overage Rent”, together with Fixed Rents shall hereinafter be referred to collectively as, “Rents”) payable pursuant to the State Street Leases.
     If any items to be adjusted as set forth in this Section 12 are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. Any errors or omissions in computing adjustments at the Closing shall be promptly corrected, provided that the party seeking to correct such error or omission shall have notified the other party of such error or omission on or prior to the date that is six (6) months following the Closing Date.
     (b) (i) If, on the Closing Date, there are any past due Fixed Rents owing by the State Street Tenant, Buyer shall use its commercially reasonable efforts to collect the same. Buyer shall not be obligated to institute legal actions or proceedings against any such tenant to collect such past due Fixed Rents. Any Rents received directly or indirectly by Seller or Buyer following the Closing which are the property of the other party, shall be deemed held in trust and shall be paid to the other party within five (5) business days following receipt thereof. Upon either party’s request from time to time, the other party shall provide the requesting party with a certified accounting of all Rents received by it following Closing.
           (ii) Any Fixed Rents received (net of Buyer’s reasonable costs of collection) after the Closing from the State Street Tenant for the period prior to the Closing shall be applied in the following order of priority: (A) first, to Fixed Rent arrearages with respect to the month in which the Closing occurs (subject to apportionment pursuant to the terms hereof), (B) second, to Seller for Fixed Rent arrearages for the month immediately preceding the month in which the Closing occurs; (C) third, to Buyer, until Fixed Rent for all current periods is paid in full, and (D) fourth after Fixed Rent then due and payable for all post Closing periods are paid in full, to Seller in payment of Fixed Rent for periods prior to the month immediately preceding the month in which the Closing occurs.
           (iii) As to Overage Rent in respect of an accounting period that shall have expired prior to the Closing, but which shall be paid after the Closing, Buyer agrees that it will pay the entire amount over to Seller upon receipt thereof, less Buyer’s reasonable costs of collection reasonably allocable thereto. Buyer agrees that it shall: (A) promptly render bills for any Overage Rent in respect of an accounting period that shall have expired prior to Closing but which shall be payable after the Closing, (B) bill the State Street Tenant such Overage Rent attributable to an accounting period that shall have expired prior to the Closing, on a monthly basis for a period of six consecutive months, and (C) use commercially reasonable efforts in the collection of Overage Rent, provided, however, that Buyer shall have no obligation to commence any legal actions or proceedings to collect any such Overage Rents. Seller shall furnish to Buyer all information and documentation relating to the period prior to the Closing that is reasonably necessary for the computation and billing of such Overage Rent. Buyer shall deliver to Seller, concurrently with the delivery to the State Street Tenant, copies of all statements relating to Overage Rent for periods prior to the Closing.
               (iv) Overage Rent in respect of the accounting period in which the Closing occurs shall be apportioned between Seller and Buyer as of 11:59 P.M. of the day preceding the Closing Date. Seller shall be entitled to receive the proportion of such Overage Rent (less a like portion of any reasonable costs and expenses incurred in the collection of such Overage Rent), that the portion of such accounting period prior to the Closing Date bears to the entire such accounting period. Buyer shall be entitled to receive the proportion of such Overage Rent (less a like portion of any reasonable costs and expenses incurred in the collection of such Overage Rent) that the portion of such accounting period from and after the Closing Date bears to the entire such accounting period.
               (v) To the extent that any portion of the Overage Rent is required to be paid monthly or on another periodic basis, by the State Street Tenant on account of estimated amounts for the current period, and at the end of each calendar year (or, if applicable, at the end of each lease year or tax year, as the case may be), such estimated amounts are to be recalculated based upon the actual sales, expenses, taxes and other relevant factors for that calendar (lease or tax) year, with the appropriate adjustments being made with such tenant, then such portion of the Overage Rent paid shall be prorated between Seller and Buyer at the Closing, based on such estimated payments (i.e., with Seller entitled to retain all monthly and other periodic installments of such amounts paid with respect to periods prior to the calendar month or other relevant period in which the Closing Date occurs, Seller to pay to Buyer at the Closing all monthly or other relevant period installments of such amounts paid with respect to periods following the calendar month or other relevant period in which the Closing occurs and Seller and Buyer shall apportion all monthly installments of such amounts with respect to the calendar month in which the Closing occurs) and at the time(s) of final calculation and collection from (or refund to) the State Street Tenant of the amounts in reconciliation of actual Overage Rent for a period for which estimated amounts have been prorated, there shall be a reproration between Seller and Buyer, with the net credit resulting from such reproration being payable to the appropriate party (i.e., to Seller if the recalculated amounts exceed the estimated amounts and to Buyer if the recalculated amounts are less than the estimated amounts).
               (vi) Until such time as all amounts required to be paid to Seller by Buyer pursuant to this Section shall have been paid in full, Seller may from time to time, but not more frequently than once each calendar month, request that Buyer furnish Seller with a reasonably detailed accounting of the collection of all Rent. Within ten (10) business days of its receipt of such request, Buyer shall furnish Seller with such accounting. Seller shall have the right from time to time following the Closing, on prior notice to Buyer, to review Buyer’s records with respect to the Property to ascertain the accuracy of such accountings.
     (c) To the extent that any portion of the reimbursement of Assumed Service Costs is required to be paid monthly or on another periodic basis, by the Seller on account of estimated amounts for the current period, and at the end of each calendar year such estimated amounts are to be recalculated based upon the Assumed Service Costs with appropriate adjustments being made with the State Street Tenant, then Assumed Service Costs shall be prorated between Seller and Buyer at the Closing, based on such estimated payments and at the time(s) of final calculation and collection from (or payment to) the State Street Tenant of the amounts in reconciliation of actual reimbursement of the Assumed Service Costs for a period for which estimated amounts have been prorated, there shall be a reproration between Seller and Buyer, with the net credit resulting from such reproration being payable to the appropriate party.
     (d) Seller shall be responsible for the following costs and charges:
     (i) cost of any transfer taxes or deed stamps required to record the Deed;
     (ii) one-half (1/2) of the escrow fee of the Deposit Escrow Agent;
     (iii) Seller’s attorneys’ fees; and
     (iv) any other fees in connection with the consummation of the transactions required by the terms of this Agreement to be paid by Seller and not expressly set forth in this Section 12.
     (e) Buyer shall be responsible for the following costs and charges:
     (ix) cost of recording the Deed and such other instruments as Buyer or Buyer’s title company may consider necessary or desirable to be recorded;
     (x) cost of Buyer’s title insurance policy and any endorsements thereto to insure over any title defect;
     (xi) one-half (1/2) of the escrow fee of the Deposit Escrow Agent;
     (xii) Buyer’s attorneys’ fees; and
     (xiii) all other fees in connection with the consummation of the transactions required to be paid by Buyer by the terms of this Agreement and not expressly set forth in this Section 12.
     (f) The provisions of this Section 12 shall survive the Closing
13. INSTRUMENTS OF CONVEYANCE AND OTHER DOCUMENTS.
     (a) On or prior to the Closing Date, Seller shall fully and properly execute and deposit with Closing Escrow Agent the following documents:
     (i) the Deed in the form of Schedule 13(a)(i), which is attached to and made a part of this Agreement;

     (ii) a bill of sale (the “Bill of Sale”) in the form of Schedule 13(a)(ii), which is attached to and made a part of this Agreement, conveying to Buyer good title to the Personal Property free and clear of all liens and encumbrances;
     (iii) an assignment and assumption of the State Street Leases (the “Assignment of Leases”), in the form of Schedule 13(a)(iii), which is attached to and made a part of this Agreement, pursuant to which Seller assigns and Buyer assumes all of Seller’s right, title, and interest as lessor under the State Street Leases;
     (iv) an assignment of the License Agreement, Service Contracts and the Intangible Property (the “Assignment of License Agreement, Service Contracts and Intangible Property”), in the form of Schedule 13(a)(iv), which is attached to and made a part of this Agreement, pursuant to which Seller assigns and Buyer assumes all of Seller’s right, title, and interest in and to the Service Contracts and the Intangible Property;
     (v) a counterpart settlement statement (the “Settlement Statement”) setting forth the Purchase Price and all amounts charged against Seller pursuant to Section 12 of this Agreement;
     (vi) an affidavit in the form of Schedule 13(a)(vi), which is attached to and made a part of this Agreement, regarding the non-foreign status of Seller;
     (vii) a closing certificate (the “Seller’s Closing Certificate”) in the form of Schedule 13(a)(vii), which is attached to and made a part of this Agreement, stating that, to the actual knowledge of Seller, there is no default under the covenants, representations and warranties of Seller contained in this Agreement and, in addition, that all such representations and warranties are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or specifying in reasonable detail any defaults or exceptions that may then exist, provided that Seller shall not take any action that is reasonably likely to result in any such default or exception);
     (viii) a letter to the State Street Tenant stating that the Property has been conveyed to Buyer as of the Closing Date and advising such tenant that all future payments of rent and all other future correspondence regarding the Property should be delivered to Buyer; and
     (ix) such customary affidavits, evidence and documents as may be reasonably required by Buyer’s title company in order to issue so-called owner’s and lender’s title insurance policies insuring Buyer’s title to the Property, as relate to (i) mechanics’ or materialmen’s liens; (ii) parties in possession; and (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; provided in no event shall Seller be required to deliver any instrument that shall impose liability upon it or require Seller to undertake any obligations or make any representations not otherwise provided for in this Agreement.
     (b) On or prior to the Closing Date, Buyer shall fully execute and deposit with Closing Escrow Agent the following documents and funds:
     (i) the Purchase Price, subject to the closing adjustments contemplated hereby and after a credit for the Deposit and any sums advanced by Buyer to purchase the Defeasance Collateral as provided in Section 5 hereof;
     (ii) such evidence or documents as may reasonably be required by Buyer’s title company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property;
     (iii) a counterpart Assignment of Leases;
     (iv) a counterpart Assignment of Service Contracts and Intangible Property;
     (v) a certificate (“Buyer’s Closing Certificate”) in the form of Schedule 13(b)(v), which is attached to and made a part of this Agreement, stating that there is no default under the covenants, representations and warranties of Buyer contained in this Agreement and, in addition, that, to the actual knowledge of Buyer, all such representations and warranties are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or specifying in reasonable detail any defaults or exceptions that may then exist, provided that Buyer shall not take any action that is reasonably likely to result in any such default or exception); and
     (vi) a counterpart Settlement Statement setting forth the Purchase Price and all amounts applied on behalf of or charged against Buyer pursuant to Section 12 of this Agreement.
14. DELIVERY AND PAYMENT.
     Upon consummation of the transactions contemplated in this Agreement, Closing Escrow Agent shall disburse funds and documents as follows:
     (a) To Seller:
     (i) the Purchase Price, plus or minus amounts charged against or credited to Seller hereunder after a credit for the Deposit and any sums advanced by Buyer to purchase the Defeasance Collateral as provided in Section 5 hereof; and
     (ii) executed originals of the documents and other deliveries listed in Section 13(b) above.
     (b) To Buyer:
     (i) the Deed, the Assignment of Leases and title clearing documents (each of which Buyer may instruct the Closing Escrow Agent to record contemporaneously with the Closing pursuant to usual and customary escrow instructions for commercial real estate transactions in Boston, Massachusetts);
     (ii) executed originals of the documents and other deliveries listed in Section 13(a) above, except as provided in (i) above; and
     (iii) the balance, if any, in the escrow account to the credit of Buyer by check payable to Buyer.
Immediately after Closing, Seller shall deliver, or cause to be delivered, to Buyer, all to the extent in Seller’s possession, copies of the executed State Street Leases and Service Contracts, plans and specifications for the Improvements, building permits, certificates of occupancy, and such other certificates, licenses, and permits as may relate to the operation of the Property, and the originals or photocopies of all books, accounts, and records relating to the Property.
15. BREACH.
     (a) If Buyer shall breach the terms of, or default under, this Agreement, as Seller’s sole remedy the Deposit and all interest thereon shall be retained by Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for those obligations which specifically survive termination. Seller and Buyer acknowledge and agree that (a) it would be extremely difficult to accurately determine the amount of damages suffered by Seller as a result of Buyer’s default hereunder; (b) the Deposit and such interest is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages for Buyer’s default under this Agreement; and (c) retention by Seller of the Deposit and the interest thereon upon Buyer’s default hereunder shall not constitute a penalty or a forfeiture.
     (b) If Seller shall refuse or fail to convey the Property to Buyer in violation of Seller’s obligations hereunder for any reason other than a default by Buyer under this Agreement or otherwise be in breach of any other covenant herein contained, Buyer shall elect as its sole remedy hereunder either (a) to terminate the Agreement and recover the Deposit and the interest thereon , or (b) to seek specific performance of Seller’s obligation to convey the Property pursuant to this Agreement, provided that in no event shall Seller by obligated to undertake any of the following: (i) change the condition of the Property or restore the same after fire or casualty; (ii) expend money or post a bond to remove or insure over a title defect or encumbrance or to correct any matter shown on a survey of the Property; or (iii) secure any permit, approval, estoppel, waiver or consent with respect to the Property or Seller’s conveyance thereof. Notwithstanding the foregoing, in the event the breach by Seller is a willful and intentional breach of a material obligation, the Buyer if it elects to terminate the Agreement and receive the Deposit and the interest thereon the Buyer may also seek to collect its actual (but not consequential or punitive) damages, but in no event in an amount to exceed Twenty Million ($20,000,000) Dollars in the aggregate.
16. NO OUTSIDE REPRESENTATIONS/AS-IS SALE/SURVIVING OBLIGATIONS.
     (a) This Agreement, including the Schedules attached hereto and incorporated herein, contains all of the terms and conditions agreed upon, it being understood that there are no outside representations or oral agreements. Any modification of this Agreement shall be in writing and shall be signed by Seller and Buyer.
     (b) The Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS”, as of the date hereof, subject to reasonable wear and tear, repairs that are the obligation of the State Street Tenant and the condition the Property may be in under provisions of Section 10 of this Agreement (collectively, the “As Is Condition”). Except for Seller’s representations as set forth in this Agreement and any instruments delivered by Seller at Closing, no representations or warranties, express, implied or arising by operation of law, have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent, attorney, or representative acting or purporting to act on behalf of Seller as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property of the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the schedules and exhibits hereto annexed, which, along with any confidentiality agreements or access agreements that have been or may be entered into between the parties, alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or such schedules or exhibits. Seller makes no representations or warranties as to whether the Property contains asbestos or any hazardous materials or harmful or toxic substances, or pertaining to the extent, location or nature of same, if any. Further, to the extent that Seller has provided to Buyer access or use of a physical or electronic data room or internet site (any such form of access or use referred to as “Data Room”) or information from any inspection, engineering or environmental reports concerning asbestos or any hazardous materials or harmful or toxic substances, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such Data Room or reports, except the representations set forth in Section 8 (a) (xii) and (xiii). Buyer acknowledges that Seller has requested that Buyer inspect the Property fully and carefully and investigate all matters relevant thereto and that Buyer rely solely upon the results of Buyer’s own inspections or other information obtained or otherwise available to Buyer, rather than any information that may have been provided by Seller to Buyer. Buyer expressly understands and acknowledges that it is possible that unknown liabilities may exist with respect to the Property and Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price.
     (c) Buyer waives and releases Seller from any present or future claims arising from or relating to the presence or alleged presence of asbestos or any hazardous materials or harmful or toxic substances in, on, under or about the Property, prior to, on or after the date hereof, including without limitation any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, Massachusetts Oil and Hazardous Materials Release Prevention and Response Act (as amended) (M.G.L. c.21E et seq.), Massachusetts Hazardous Waste Management Act (as amended) (M.G.L. c.21C et seq.); Massachusetts Wetlands Protection Act (as amended) (M.G.L. c.131, §40 et seq.); Massachusetts Clean Waters Act (as amended) (M.G.L. c.21, §§26-53 et seq.); Massachusetts Clean Air Act (as amended) (M.G.L. c.111, §142 et seq.); and Massachusetts Environmental Policy Act (as amended) (M.G.L. c.30, §61 et seq.) as the same may have been or may be amended from time to time, and similar statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, (iii) this Agreement, or (iv) the common law. The terms and provisions of this paragraph shall survive Closing hereunder or termination of this Agreement.
     (d) Seller and Buyer agree that Seller shall, at its sole cost and expense, indemnify and defend Buyer against the claim of 99 Bedford Corporation disclosed in Schedule 8(a)(iv). Buyer agrees to reasonably cooperate therewith.
     (e) Buyer acknowledges that Seller has advised Buyer that the State Street Tenant is conducting an audit of the State Street Tenant’s Rent billings for the 2004 and 2005 calendar years. Seller and Buyer agree that Seller shall be responsible for any sums that may be due to State Street Tenant as a result of such audits or any settlement in connection therewith (it being understood that the foregoing is not intended, nor shall it be deemed to mean, that Seller believes that any sums shall be due to State Street Tenant in connection with such audit.) In the event any sum is determined to be due to the State Street Tenant by reason of such audits and the State Street Tenant sets off such sum against the rental due Buyer, then Seller shall pay that amount to Buyer. Seller and Buyer agree that Seller shall have the right to control such audits and that Buyer shall reasonably cooperate with Seller, at Seller’s expense, in connection therewith, provided that Seller shall not settle without Buyer’s consent (which shall not be unreasonably withheld) any such audit dispute with the State Street Tenant if the effect of such settlement would adversely affect the Overage Rents that Buyer is entitled to under the State Street Leases. In the event that Buyer so withholds its consent, Seller shall have the right to require that Buyer assume the obligation to contest the audit(s) in question at its sole cost and expense and Seller shall thereupon become liable to reimburse the Buyer for an amount equal to the lesser of (i) the amount of any final judgment or settlement of the audit, or (ii) the amount that Seller wished to pay the State Street Tenant to so settle the audit.
     (f) (i) If any tax reduction proceedings in respect of the Real Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs, are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of the Real Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then Seller reserves and shall have the right to continue to prosecute and/or settle the same; provided, however, that Seller shall not settle any such proceeding without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed. Buyer shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings.
          (ii) Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to the period prior to the date of the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to the period from and after the date of the Closing shall belong to and be the property of Buyer. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Buyer in proportion to the gross amount of such refunds or savings payable to Seller and Buyer, respectively, except that Buyer liability for such fees and other expenses shall not exceed the refund or savings so obtained. Notwithstanding the foregoing, in the event that the State Street Tenant is entitled to a portion or all of such refunds pursuant to the State Street Leases, the amount to which such tenant is entitled to shall be remitted to it.
     (g) The provisions of this Section 16 shall survive the Closing and delivery of the Deed and shall not be merged thereby.
17. SURVIVABILITY.
     Except for the rights and obligations of Seller and Buyer in Sections 4, 8, 12, 16, 19, 22 and 29 of this Agreement and the obligations of Buyer in Section 5 hereof, which by their express terms shall survive, none of the rights and obligations of Buyer and Seller shall survive the Closing or the termination of this Agreement.
18. NOTICES.
     All notices, requests, approvals, consents and other communications required to be given or delivered under this Agreement shall be in writing and shall be deemed validly given (a) immediately upon hand delivery, (b) one (1) day following deposit with a courier or express service guaranteeing overnight delivery, (c) two (2) postal delivery days after deposit in the U.S. mails by certified mail, return receipt requested, or (d) immediately upon the telephonically confirmed receipt of a facsimile transmission, addressed as follows:

If to Seller:	First States Investors 228, LLC
c/o American Financial Realty Trust
610 Old York Rd.
Suite 300
Jenkintown, PA 19046
Attn: Edward J. Matey, Jr.
General Counsel
Telephone: 215-887-2280
Telecopier: 215-572-1596

with copies to:	Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Attn: Barry C. Ross, Esquire
Telephone: (212) 541-2255
Telecopier: (212) 541-1455

If to Buyer:	FPG DF Lincoln Street, LLC
184 Kent Avenue, 5th Floor
Brooklyn, New York 11211
Attn: Jonathan Landau
Telephone: (718) 907-7703
Telecopier: (718) 907 8703

with a copy to:	Bloodworth Carroll & Banowsky, P.C.
12221 Merit Drive, Suite 1680
Dallas, Texas, 75251
Attn: Thomas Bloodworth
Telephone: (214) 234-2720
Telecopier(214) 234-2727
or to such other person or address as Seller or Buyer shall have given by notice as herein provided.
19. BROKER’S COMMISSION.
     Except for Eastdil/Secured, L.L.C. (“Eastdil”) whose fees shall be paid pursuant to a certain agreement between Seller and Eastdil, Seller and Buyer each represent and warrant to the other that the warranting party has had no dealing with any other dealer, real estate agent, or broker so as to entitle such other dealer, agent, or broker to receive any commission or fee in connection with sale of the Property to Buyer. If for any reason any such commission or fee shall become due, the party dealing with such dealer, agent, or broker shall pay any such commission or fee and shall indemnify, defend, and save the other party harmless from and against any and all claims for any such commission or fee and from any attorneys’ fees and litigation or other expenses relating to any such claim. The provisions of this Section 19 shall survive the Closing or the termination of this Agreement.
20. BINDING EFFECT.
     This Agreement shall benefit and bind the parties and the heirs, legal representatives, successors, and assigns of each of them.
21. ASSIGNMENT.
     (a) This Agreement may not be assigned by Buyer without the prior written consent of Seller which Seller may withhold in its sole and absolute discretion. Except as hereinafter set forth, a transfer, sale or assignment of any direct or indirect interest in Buyer shall constitute an assignment of this Agreement. Any assignment or attempted assignment shall be void if made without the prior written consent of Seller. Notwithstanding the foregoing, Buyer may, without the consent of Seller (i) admit one or more members to its limited liability company, provided that following such admission the Buyer remains under the control of one or more of those persons or entities that control Buyer on the date hereof (the “Control Group”) and one or more of those persons or entities in the Control Group, directly or indirectly, owns twenty (20%) percent or more of all of the membership interests in Buyer, (ii) effective upon the Closing, assign this Agreement to one or more persons or entities that shall take title as tenants-in-common, provided that each of such persons or entities executes an agreement in reasonably satisfactory form assuming the obligations under this Agreement, and that one or more members of the Control Group owns twenty (20%) percent or more of the equity and other beneficial interests, on an aggregate basis, in such assignees and control assignees having such twenty (20%) percent interest, and (iii) effective upon the Closing, assign this Agreement to an entity, provided that such entity executes an agreement in reasonably satisfactory form assuming the obligations under this Agreement, and that one or more members of the Control Group control such entity and own twenty (20%) percent or more of the equity and other beneficial interests therein. Buyer shall provide to Seller at Closing an instrument certifying that the provisions of this Section have been complied with. For purposes of this Section 21, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract, or otherwise.
     (b) Buyer agrees that in the event it shall transfer, convey or otherwise dispose of all or any portion of the Real Property on or before the 180th day following the Closing Date that it shall pay to Seller a sum equal to 70% of the “Net Proceeds”. The term Net Proceeds shall mean the amount by which the gross purchase price of the Real Property (or portion thereof) exceeds the aggregate of (i) the Purchase Price (or proportionate amount thereof if less than all the Real Property is transferred), and (ii) the reasonable and customary costs of selling similar property in Boston, MA. The parties agree that (x) transfers, sales or assignments resulting in there being transferred more than eighty (80%) percent of all of the equity and other beneficial interests in Buyer shall be deemed a transfer of the Real Property. This provision shall survive the Closing.
22. SELLER’S LIMITED LIABILITY.
     It is hereby expressly agreed that any liability of Seller arising hereunder, for any reason whatsoever, shall be limited to Seller’s interest in and to the Property and the proceeds thereof. It is further hereby expressly agreed that in no event shall any member, manager, officer, director, employee, agent or representative of Seller have any personal liability in connection with this Agreement or the transaction envisioned herein. The provisions of this Section 22 shall survive the Closing or the termination of this Agreement.
23. TAX FREE EXCHANGE.
     Seller and Buyer acknowledge and agree that either of them may elect to assign its interest in this Agreement to an exchange facilitator for the purpose of completing an exchange (the “Exchange”) which will qualify for non-recognition of gain under Section 1031 of the Internal Revenue Code, and the Treasury Regulations promulgated thereunder. If any party so elects, the other party shall cooperate in effecting the Exchange and in implementing any such assignment provided that such cooperation shall not entail any additional expense (other than nominal amounts) to the non-electing party or cause the non-electing party to be exposed to any liability or loss of rights or benefits contemplated under this Agreement. No such assignment shall relieve any party of its obligations hereunder, nor shall the consummation of an Exchange be a condition to the performance of such party’s obligations hereunder. In addition, nothing contained in this Section 23 is intended to confer any adjournment rights that are not otherwise available under this Agreement.
24. SECTION HEADINGS.
     All section headings and other titles and captions used in this Agreement are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.
25. PRONOUNS.
     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the context and the identity of the person or persons may require.
26. AGREEMENT IN COUNTERPARTS.
     This Agreement may be executed in counterparts and all such counterparts shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatories to the same counterpart.

27. GOVERNING LAW.
     This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.
28. TIME OF THE ESSENCE; FAILURE TO ENFORCE NOT A WAIVER.
     Time is of the essence of this Agreement. Except as may be expressly provided in this Agreement, failure by Seller or Buyer to enforce any right shall not constitute a waiver thereof.
29. SEVERABILITY.
     If any provision in this Agreement, or its application to any person or circumstance, is held to be invalid or unenforceable to any extent, that holding shall not affect the remainder of this Agreement or the application of that provision to persons or circumstances other than that to which it was held invalid or unenforceable.
30. CONFIDENTIALITY/NO PUBLIC DISCLOSURE.
     (a) The terms and provisions of that certain Confidentiality Agreement dated as of October 22, 2006 executed by Buyer are hereby incorporated by reference, as if the same were fully set forth herein.
     (b) All press releases or other dissemination of information to the media or responses to requests from the media for information relating to the transaction contemplated herein which Buyer wishes to issue or provide shall be subject to the prior written approval of Seller; provided that, following Closing, Seller’s approval shall not be unreasonably withheld or delayed.
     (c) Seller shall have the right to issue one or more press releases, file Form 8-K reporting this transaction with the SEC (it Seller determines such filing is required) or from disseminating other information to the media or responses to requests from the media for information relating to this transaction.
     (d) The provisions of this Section 30 shall survive the Closing or the termination of this Agreement.
31. NO PARTNERSHIP.
     Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.
32. INTENTIONALLY OMITTED.
33. NO RECORDATION.

     Neither this Agreement nor any memorandum or short form thereof may be recorded by Buyer. A violation of this prohibition shall constitute a material breach by Buyer of this Agreement.
34. RIGHT OF FIRST REFUSAL.
     (a) Buyer recognizes that the Real Property is subject to a certain right of first refusal (the “Right of First Refusal”) benefiting IPC Realty II, LLC (“IPC”), pursuant to the terms of that certain First Amended and Restated Limited Liability Company Agreement of First States Investors 228 Holdings A, LLC. (the “First States Agreement”).
     (b) (i) On the date hereof Seller shall deliver to Federal Express for delivery to IPC a notice substantially in the form set forth on Exhibit A annexed hereto and made a part hereof (the “ROFR Offer Notice).
     (ii) If (i) on or before the expiration of the time period afforded IPC to accept the offer set forth in ROFR Offer Notice (which Seller has advised Buyer is seven (7) business days, plus the time necessary for the receipt of any acceptance (which in no event, however, shall be deemed to be more than four (4) business days)) following IPC’s receipt of the ROFR Offer Notice, IPC shall not have accepted the offer set forth in the ROFR Offer Notice, or (ii) at any time IPC shall in writing reject the offer set forth in the ROFR Offer Notice or otherwise waive in writing the Right of First Refusal, then, in any such event (each such event being referred to herein as a “ROFR Termination Event”), the condition precedent to Closing that is set forth in Section 9 (c) above shall be deemed satisfied and the parties hereto shall proceed to the Closing hereunder. Seller shall promptly deliver to Buyer copies of any such instruments of waiver and/or termination demonstrating the occurrence of a ROFR Termination Event.
     (iii) If IPC shall accept the offer set forth in the ROFR Offer Notice, then, Seller shall promptly deliver to Buyer written notice or other evidence of such acceptance (the “ROFR Acceptance Notice”), accompanied by Seller’s good and sufficient check made payable to Buyer in the sum of (x) $3,000,000, in the event the ROFR Acceptance Notice is delivered on or before 5:00 P.M. EST on November 3, 2006, or (x) $6,000,000.00, in the event the ROFR Acceptance Notice is delivered after 5:00 P.M. EST on November 3, 2006 (in each case such sum being referred to herein as the “Breakup Fee”). Upon delivery to Buyer of the ROFR Acceptance Notice and the Breakup Fee, (A) this Agreement shall be deemed terminated, (B) the Deposit (together with any interest earned thereon) shall be returned to Buyer, and (C) the parties hereto shall have no further obligation each to the other except for those obligations which expressly survive the termination of this Agreement (it being understood that the return of the Deposit and payment of the Breakup Fee to Buyer shall be deemed full and complete compensation to Buyer for the failure of the transactions herein contemplated to be consummated as a result of IPC’s acceptance of ROFR Offer Notice).
     (c) If an ROFR Termination Event shall occur, then on or before the seventh (7th) business day following same Buyer shall deliver to Seller a true an complete copy of a Rate Lock Agreement. A Rate Lock Agreement shall mean an agreement that is in full force and effect between Buyer and an institutional lender from which it is seeking financing for this transaction, which agreement shall (w) lock the rate of interest on that amount of proposed loan or portion of the proposed loan that Buyer is seeking (which amount shall not be less than $700,000,000, (x) have a term that will not expire prior to December 31, 2006, and (y) shall be extendable by Buyer for one or more periods not to exceed 30 days in the aggregate and at a cost not to exceed that which is customary for such extension, and (z) shall otherwise be on terms that are customary for such agreements.
     (d) Seller shall, from and after delivery to IPC of the ROFR Offer Notice, continue to have the right to deal with and carry on discussions with IPC.
     THIRD PARTY BENEFICIARY.
     Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm or corporation (including, without limitation, IPC) other than the parties hereto any right, remedy or claim under or by reason of this Agreement. All terms and conditions of this Agreement shall be for the sole and exclusive benefit of the parties hereto. No party, other than the named Seller or Buyer shall be liable hereunder as a disclosed or undisclosed principal.
36. GUARANTY.
     First States Group, L.P. has joined in this Agreement soley to evidence its agreement that is shall guarantee the obligations of Seller that survive the Closing, including the obligation to pay any damages that the Seller may be liable for. This guaranty shall not be limited by the provisions of Section 22 hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth at the beginning of this Agreement.

SELLER:

First States Investors 228, LLC

By:

Name: Glenn Blumenthal
Title: Vice President

BUYER:

FPG DF Lincoln Street, LLC

By:

Guarantor:
First States Group, LP,
By: First States Group, LLC, its general partner
By:

Name:
Title:

LIST OF SCHEDULES

Schedule 1(a)	Legal Description of the Land
Schedule 1(d)	List of Leases
Schedule 1(e)	List of Service Contracts
Schedule 3	Deposit Escrow Agreement
Schedule 4(a)	Title Commitment and Survey
Schedule 8(a)(iv)	Litigation
Schedule 8(a)(vi)(B)	State Street Tenant Defaults
Schedule 8(a)(vi)(C)	State Street Tenant Claims
Schedule 8(a)(vi)(E)	RoFo Notice
Schedule 8(a)(vii)(B)	Defaults Under Service Contracts
Schedule 8(a)(xi)	State Street Lease Guarantees
Schedule 13(a)(i)	Form of Deed
Schedule 13(a)(ii)	Form of Bill of Sale
Schedule 13(a)(iii)	Form of Assignment of Leases
Schedule 13(a)(iv)	Form of Assignment of License Agreements, Service Contracts and Intangible Property
Schedule 13(a)(vi)	Form of Affidavit of Non-Foreign Status
Schedule 13(a)(vii)	Form of Seller’s Closing Certificate
Schedule 13(b)(v)	Form of Buyer’s Closing Certificate
Exhibit A	Form of ROFR Offer Notice
Exhibit B	Form of Operating Report

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SCHEDULE 1(a)
Legal Description of the Land
See Following Pages

2

SCHEDULE 1(d)
List of Leases
1.	Lease dated May 9, 2001, by and between Kingston Bedford Joint Venture LLC, as Landlord, and SSB Realty LLC, as Tenant, as amended by First Amendment to Lease dated August 15, 2003, by and between Kingston Bedford Joint Venture LLC, as Landlord, and SSB Realty LLC, as Tenant, as amended by Second Amendment to Lease dated February 13, 2004, by and between First States Investors 228 LLC, as Landlord, and SSB Realty LLC, as Tenant, as amended by Third Amendment To Lease dated December 22, 2004, by and between First States Investors 228 LLC, as Landlord, and SSB Realty LLC, as Tenant.
2.	Garage Lease dated May ___, 2004, by and between First States Investors 228 LLC, as Landlord, and SSB Realty LLC, as Tenant.

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SCHEDULE 1(e)
List of Service Contracts
None

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SCHEDULE 3
Deposit Escrow Agreement
Escrow Agreement
DEPOSIT ESCROW AGREEMENT
THIS DEPOSIT ESCROW AGREEMENT, entered into as of ___, 2006 by and among First States Investors 228, LLC, a Delaware limited liability company (“Seller”), ___ (“Buyer”) and Chicago Title Insurance Company (the “Escrow Agent”).
     WHEREAS, Seller and Buyer have entered into an Agreement of Purchase and Sale dated the date hereof (the “P&S”) for the transfer of certain property located at One Lincoln Street, Boston, Massachusetts from Seller to Buyer;
     WHEREAS, Seller and Buyer desire to have Escrow Agent act as an escrow agent with respect to the Deposit under such P&S;
     NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, the parties, intending to be bound legally, agree as follows:
1. Buyer shall pursuant to the terms of the P&S deliver to the Escrow Agent by wire transfer the deposit described in the P&S in the amount of ___ ($___) to be held in accordance with the terms and conditions of this Agreement (the Deposit so deposited, with all interest thereon, shall be hereinafter referred to as the “Deposit”). Buyer hereby advises Seller and Escrow Agent that Buyer’s Employer Identification is ___ so that Escrow Agent may establish an interest bearing escrow account.
2. Upon delivery of the Deposit, the Escrow Agent agrees to acknowledge receipt of same and agrees to hold and keep same in accordance with terms and conditions hereof, and to deliver the Deposit upon the occurrence of the conditions hereinafter set forth. The Deposit shall be invested at either Citizen Bank, Wilmington Trust or Bank of America.
3. The Escrow Agent shall deliver the Deposit in accordance with the following terms and conditions:
     a. The Deposit to Seller, to be credited toward the Purchase Price, upon completion of the Closing in accordance with the P&S;
     b. The Deposit to Seller, after receipt of Seller’s written demand in which Seller certifies that Buyer has defaulted under the P&S and Seller is thereby entitled to receive the Deposit pursuant to the P&S; but Escrow Agent shall not honor Seller’s written demand until more than ten (10) Business Days (as hereinafter defined) after Escrow Agent has sent a copy of Seller’s written demand to Buyer in accordance with Paragraph 14 hereof, nor thereafter if Escrow Agent receives a Notice of Objection (as hereinafter defined) from Buyer within such ten (10) Business Day period; or The Deposit to Buyer, after receipt of Buyer’s written demand in

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which Buyer certifies either (i) that Seller has defaulted under the P&S, and that the Buyer is entitled to the return of the Deposit, or (ii) the P&S has otherwise been terminated or canceled in accordance with the terms thereof, and Buyer is thereby entitled to receive the Deposit; but Escrow Agent shall not honor Buyer’s written demand until more than ten (10) Business Days after Escrow Agent has send a copy of Buyer’s written demand to Seller in accordance with Paragraph 14 hereof, nor thereafter if Escrow Agent receives a Notice of Objection (hereinafter defined) from Seller within such ten (10) Business Day period;
     c. Upon delivery of the entire Deposit, Escrow Agent shall be relieved of all liability hereunder.
4. Upon receipt of written demand in accordance with the terms of paragraph 3 (b), the Escrow Agent shall send a copy of such written demand to the other party. Within ten (10) Business Days after the date of sending such copy, but not thereafter, the other party may object to delivery of the Deposit to the other party by giving written notice of objection (a “Notice of Objection”) to Escrow Agent. After receiving a Notice of Objection, Escrow Agent shall send a copy of such Notice of Objection to the party who filed the written demand; and thereafter, in its sole and absolute discretion, Escrow Agent may elect:
     a. to continue to hold the Deposit or any portion thereof until Escrow Agent receives a written agreement of Buyer and Seller directing the disbursement of the Deposit in dispute, in which event Escrow Agent shall disburse such Deposit in accordance with such agreement; and/or
     b. to take any and all such actions as Escrow Agent deems necessary or desirable, in its sole and absolute discretion, to discharge and terminate its duties under, this Escrow Agreement, including (but not limited to) depositing the Deposit or any remaining portion thereof into any court of competent jurisdiction and the bringing of any action of interpleader or any other proceeding; and/or in the event of any litigation between Seller and Buyer relating to the disposition of the Deposit, to deposit the Deposit or any remaining portion thereof with the clerk of the court in which such litigation is pending;
5. If Escrow Agent is uncertain for any reason whatsoever as to its duties or rights hereunder (and whether or not the Escrow Agent has received any written demand under Paragraph 3 or Notice of Objection under Paragraph 4), notwithstanding anything to the contrary herein, Escrow Agent may hold the Deposit pursuant to the terms hereof and may decline to take any other action whatsoever. In the event the Deposit is deposited in a court by Escrow Agent pursuant to Paragraphs 4 (b), Escrow Agent shall be entitled to rely upon the decision of such court. In the event of any dispute whatsoever among the parties with respect to the disposition of the Deposit or any remaining portion thereof, Buyer and Seller shall pay the attorneys’ fees and costs incurred by Escrow Agent (which said parties shall share equally, but for which such parties shall be jointly and severally liable) for any litigation in which Escrow Agent is named as, or becomes, a party.
6. The Escrow Agent undertakes to perform only those duties which are expressly set forth in this Agreement and acknowledges that these duties are purely ministerial in nature. The

6

Escrow Agent shall be entitled to receive reimbursement as Escrow Agent of documented reasonable attorneys’ fees and other documented out-of-pocket expenses incurred by it in the performance of its duties under this Agreement, which shall be paid in equal amounts by Buyer and Seller.
7. Each of Buyer and Seller agrees to indemnify and hold harmless the Escrow Agent, its , officers, partners, employees and agents against any and all cost, losses, claims, damages, liabilities and expenses (including reasonable costs of investigation, court costs and attorney’s fees) which may be imposed upon the Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder (except those arising out of the Escrow Agent’s failure to comply with the provisions of this Agreement or the negligence or willful misconduct of the Escrow Agent), including any litigation arising from this Agreement or involving the subject matter hereof.
8. The Escrow Agent may in its sole discretion resign by giving (30) days written notice thereof to the parties hereto. The parties shall furnish to the Escrow Agent written instructions for the disposition of the Deposit. If the Escrow Agent shall not have received such written instructions within the thirty (30) days, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent and upon such appointment deliver the Deposit to such successor. The costs and fees incurred by the Escrow Agent may, at the option of the Escrow Agent, be deducted from any Deposit held pursuant hereto. The other parties hereto reserve the right to remove the Escrow Agent at any time, provided ten (10) days’ prior written notice is given to the Escrow Agent. The Escrow Agent neither approves nor disapproves of this transaction, nor does it recommend for or against, nor does it have an opinion as to the legality or validity of this transaction.
9. If the Deposit is at any time attached, garnished, or levied upon under any court order or if the payment or delivery of the Deposit is stayed or enjoined by any court order, or if any order, judgment or decree shall be made or entered by any court affecting the Deposit, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with the order, writ, judgment or decree. Escrow Agent shall not be liable to any of the parties or to any other person, firm or corporation by reason of such compliance even though the order, writ, judgment or decree may be subsequently reversed modified, annulled, set aside or vacated.
10. Escrow Agent shall not be responsible for (i) any fluctuations in the interest rate applicable to any cash held by it pursuant to or by virtue of this Agreement; or (ii) the validity, sufficiency, collectability, or legal effect of any instrument deposited with Escrow Agent.
11. Notwithstanding anything contained in this Agreement to the contrary, Escrow Agent has the right (but not the obligation) to require from Seller and Buyer a written release of liability of Escrow Agent, a written authorization to disburse the Deposit, or both. The Escrow Agent shall incur no liability whatsoever in connection with its good faith performance under this Agreement. Buyer and Seller release and waive any claims they may have against the Escrow Agent, which may result from its non-negligent performance in good faith of its duties under this Agreement, including, but not limited to, a delay in the electronic wire transfer of Deposit. The Escrow Agent shall be liable only for loss or damage caused directly by its acts of negligence or

7

willful, misconduct while performing as Escrow Agent under this Agreement. The Escrow Agent shall be entitled to rely upon the authenticity of any signature and the genuineness and validity of any writing received by Escrow Agent relating to this Agreement, so long as the Escrow Agent is acting in good faith in relying thereon. The Escrow Agent shall not be bound in any way by any contract or agreement between the other parties hereto, whether or not it has knowledge of any such contract or agreement or of its terms or conditions.
12. The parties hereto are aware that the Federal Deposit Insurance Corporation (“FDIC”) coverages apply only to a cumulative maximum amount of $100,000 for each individual deposit for all depositor’s accounts at the same or related institutions. The parties hereto further understand that certain banking instruments such as, but not limited to, re-purchase agreements and letters of credit are not covered at all by FDIC insurance. Further the parties hereto understand that Escrow Agent assumes no responsibility for, nor will the parties hereto hold Escrow Agent liable for, any loss occurring which arises from the fact that the amount of the above account may cause the aggregate amount of any individual depositor’s accounts to exceed $100,000 and that the excess amount is not insured by the Federal Deposit Insurance Corporation or that FDIC insurance is not available on certain types of bank instruments.
13. Buyer and Seller severally agree to provide to the Escrow Agent all instruments and documents within their respective powers necessary for the Escrow Agent to perform its duties hereunder.
14. All notices and other communications required or permitted to be given under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given on the date of personal delivery to or on the date of receipt at the addresses or facsimile numbers set forth in this Section 14 or at such other address as may be specified in writing by the party to whom notice is to be given. If mailed by first-class, postage prepaid, registered mail, return receipt requested, such written notices shall be deemed to have been received as of the date set forth on the return receipt. Notices, demands, and communications will, unless another address is specified in writing be sent to the persons and at the addresses indicated below:

To Seller:	First States Investors 228, LLC
c/o American Financial Realty Trust
610 Old York Rd.
Suite 300
Jenkintown, PA 19046
Attn: Edward J. Matey, Jr.
General Counsel
Telephone: 215-887-2280
Telecopier: 215-572-1596

with copies to:	Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Attn: Barry C. Ross, Esquire
Telephone: (212) 541-2255

8

Telecopier: (212) 541-1455

To Buyer:

Attention:
Fax No.:

with copies to:

Attention:
Fax No.:

To Escrow Agent: Chicago Title Insurance Company
Suite 2550
1601 Market Street
Attention: Edwin G. Ditlow
Fax No.: 215-568-4880
15. This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder. No party to this Agreement may assign this Agreement or any rights hereunder without the prior written consent of the parties hereto.
16. This Agreement contains all the terms agreed upon by the parties with respect to the subject matter hereof and supercedes all prior oral or written agreements, commitments or understandings with respect to such matters. This Agreement may be amended only by a written instrument signed by the party against whom enforcement or any waiver, change, modification, extension or discharge is sought.
17. This Agreement shall be governed by, and construed according to, the laws of the Commonwealth of Massachusetts (without regard to the choice of law provisions thereof).
18. This Agreement may be signed upon any number of counterparts with the same effect as if the signatures on all counterparts are upon the same instrument.
19. For purposes of this Agreement, a “Business Day” shall be any day other than a Saturday, Sunday, official Federal holiday or legal holiday in the Commonwealth of Massachusetts. If any payment is to be made or obligation to be performed hereunder is to be made or performed on a

9

day other than a Business Day, it shall be deemed to be made or performed in a timely manner if done on the next succeeding Business Day.
20. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the P&S.

10

IN WITNESS WHEREOF, the parties hereto have executed this ESCROW AGREEMENT as of the date set forth above.

First States Investors 228, LLC

By:

Name:

Title:

	Date:	, 2006

BUYER:

By:

Name:

Title:

	Date:	, 2006

ESCROW AGENT

Chicago Title Insurance Company

By:

Name:

Title:

	Date:	, 2006

11

SCHEDULE 4(a)
Title Commitment and Survey
See Following Attachments

12

SCHEDULE 8(a)(iv)
Litigation
Claim of 99 Bedford Corporation with respect to damage caused by settlement of the Improvements. A copy of the letter setting forth such claim is attached hereto.

13

SCHEDULE 8(a)(vi)(B)
State Street Tenant Defaults
None

14

SCHEDULE 8(a)(vi)(C)
State Street Tenant Claims
None

15

SCHEDULE 8(a)(vi)(E)
Defaults under Service Contracts
None

16

SCHEDULE 8(a)(vii)(B)
RoFo Notice

17

SCHEDULE 8(a)(xi)
1.	Guaranty made by State Street Corporation dated May 9, 2001 for the benefit of Kingston Bedford Joint Venture LLC
2.	Guaranty made by State Street Corporation dated June 2, 2004 for the benefit of First States Investors 228 LLC.

18

SCHEDULE 13(a)(i)
Form of Deed
QUITCLAIM DEED
     [Name of Grantor], a                                         , having an address at                     ,                     ,                      County,                      (the “Grantor”), for consideration of                      and ___/100 Dollars ($                    ) paid, grants to [Name of Grantee], a                     , having an address at                     ,                     ,                      County,                                          (the “Grantee”), with QUITCLAIM COVENANTS,
[Insert Property Description]
[GRANTOR’S SIGNATURE ON FOLLOWING PAGE]

19

Witness my hand and seal this ___ day of                                         , 200___.

, a

By:
Name:
Title:
COMMONWEALTH OF MASSACHUSETTS
                                        , ss.
     On this ___ day of                     , 20___, before me, the undersigned notary public, personally appeared                                         , proved to me through satisfactory evidence of identification, which was                     , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose as                      [INSERT CORRECT DESCRIPTION OF CAPACITY OF INDIVIDUAL SIGNING] of First States Investors 228, LLC.

Notary Public

My commission expires:

20

SCHEDULE 13(a)(ii)
Form of Bill of Sale
BILL OF SALE
This BILL OF SALE is given this ___ day of ___, 20___ by First States Investors 228, LLC, with an address c/o American Financial Realty Trust, 610 Old York Rd., Suite 300, Jenkintown, PA 19046 (“Seller”), to                     , a                      (“Buyer”).
     Seller, for good and valuable consideration received from Buyer, the receipt and sufficiency of which are hereby acknowledged, hereby bargains, sells and conveys to Buyer all furnishings, furniture, equipment, supplies, and other personal property (hereinafter collectively referred to as “Personal Property”) of Seller located on, and used in connection with, the real property located in the City of                     , County of                     , Commonwealth of Massachusetts                     , which real property is more particularly described in the Agreement of Purchase and Sale dated                      ___, 20___ between Seller and Buyer, to have and to hold the Personal Property unto Buyer, its successors and assigns, forever. Nothing contained in this Bill of Sale shall be construed to include in the definition of Personal Property any furniture, furnishings, trade fixtures, equipment or other personal property of any tenant occupying such real property.
     Seller hereby covenant with Buyer that (1) Seller’s interest in the Personal Property is free and clear from any encumbrances whatsoever; and (2) Seller is the true and lawful owner of the Personal Property and has good right and lawful authority to bargain and sell the Personal Property to Buyer in the manner and form as aforesaid. Except as otherwise set forth herein, the Personal Property is being transferred by Seller to Buyer in its “AS IS” condition, without any representation or warranty of any kind or nature, express, implied, statutory or otherwise.
     IN WITNESS WHEREOF, Seller has hereunto executed this Bill of Sale as of the date first above written.

Witnesses:	First States Investors 228, LLC,

By:

21

SCHEDULE 13(a)(iii)
Form of Assignment of Leases
ASSIGNMENT AND ASSUMPTION OF LEASES AND GUARANTEES
     First States Investors 228, LLC, with an address c/o American Financial Realty Trust, 610 Old York Road, Suite 300, Jenkintown, PA 19046 (“Assignor”), for valuable consideration received, hereby assigns to                                                                 , a                       having an office at                                                              (“Assignee”) all of Assignor’s right, title, interest and obligations as owner of certain real property and improvements known as One Lincoln Street, Boston, Mass., which real property is more fully described on Exhibit A, attached hereto and incorporated herein by this reference (the “Property”), under each lease and tenancy affecting the Property (individually, a “Tenant Lease”, and collectively, the “Tenant Leases”) and the guarantees of same (“Guarantees”), which Tenant Leases and Guarantees are identified and described on Schedule I, attached to this Assignment and incorporated herein by this reference, together with all right, power, and authority of Assignor to alter, modify, or otherwise change the terms of the Tenant Leases and Guarantees and to surrender, cancel, and terminate the Tenant Leases and Guarantees or any of them, and together with all rents, income, and profits arising from the Tenant Lease and Guarantees from and after the date of this Assignment, and from any renewals of the Tenant Leases and Guarantees, including, without limitation, any security and damage deposits described therein.
     Assignee hereby accepts the foregoing assignment, assumes all of Assignor’s right, title, interest and obligations under the Tenant Leases and Guarantees, and agrees to indemnify and hold harmless Assignor from and against any and all loss, cost, damage and expense (including reasonable attorneys’ fees) arising out of any of the Tenant Leases and Guarantees from and after the date hereof.
     This Assignment shall benefit and bind Assignor and Assignee and the heirs, legal representatives, successors, and assigns of each of them.
     IN WITNESS WHEREOF, Assignor, by its duly authorized representative, executes this Assignment as of the ___ day of                     , 200_.

22

WITNESSES:	ASSIGNOR:

First States Investors 228, LLC

By:

ASSIGNEE

COMMONWEALTH OF MASSACHUSETTS
                    , ss.
     On this ___ day of                     , 20___, before me, the undersigned notary public, personally appeared                                         , proved to me through satisfactory evidence of identification, which was                                         , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose as                      [INSERT CORRECT DESCRIPTION OF CAPACITY OF INDIVIDUAL SIGNING] of First States Investors 228, LLC.

Notary Public

My commission expires:
COMMONWEALTH OF MASSACHUSETTS
                    , ss.
     On this ___ day of                     , 20___, before me, the undersigned notary public, personally appeared                     , proved to me through satisfactory evidence of identification, which was                     , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose as                      [INSERT CORRECT

23

DESCRIPTION OF CAPACITY OF INDIVIDUAL SIGNING] of                     .

Notary Public

My commission expires:

24

SCHEDULE 13(a)(iv)
Form of Assignment of License Agreement, Service Contracts and Intangible Property
ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS AND INTANGIBLE PROPERTY
     First States Investors 228, LLC , with an address c/o American Financial Realty Trust 610 Old York Road, Suite 300, Jenkintown, PA 19046 (“Assignor”), for valuable consideration received, hereby assigns to                                         , a                      having an office at                                          (“Assignee”) all of Assignor’s right, title, interest and obligations as owner of certain real property and improvements known as                     , which real property is more fully described on Exhibit A, attached hereto and incorporated herein by this reference (the “Property”), in (i) each contract for operation or maintenance of the Property (individually, a “Service Contract”, and collectively, the “Service Contracts”), identified and described on Schedule I attached to this Assignment and incorporated herein by this reference, (ii) all intangible property owned by Assignor and used in connection with the Property, including all trademarks and trade names used in connection with the Property and all licenses, permits and warranties now effect with respect to the Property to the extent assignable (collectively, the “Intangible Property”), and (iii) the license agreement with respect to the use of a portion of the roof, identified and described on Schedule I attached to this Assignment and incorporated herein by this reference.
     Assignee hereby accepts the foregoing assignment, assumes all of Assignor’s right, title, interest and obligations under, or by reason of, the License Agreement, Service Contracts and the Intangible Property, and agrees to indemnify and hold harmless Assignor from and against any and all loss, cost, damage and expense (including reasonable attorneys’ fees) arising out of, or by reason of, any of the License Agreement, Service Contracts or the Intangible Property from and after the date hereof.
     This Assignment shall benefit and bind Assignor and Assignee and the heirs, legal representatives, successors, and assigns of each of them.
     IN WITNESS WHEREOF, Assignor, by its duly authorized representative, executes this Assignment as of the ___ day of                     , 200_.

WITNESSES:	ASSIGNOR:

First States Investors 228, LLC

By:

25

ASSIGNEE

By:

COMMONWEALTH OF MASSACHUSETTS
                                        , ss.
     On this ___ day of                     , 20___, before me, the undersigned notary public, personally appeared                     , proved to me through satisfactory evidence of identification, which was                     , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose as                      [INSERT CORRECT DESCRIPTION OF CAPACITY OF INDIVIDUAL SIGNING] of First States Investors 228, LLC.

Notary Public

My commission expires:
COMMONWEALTH OF MASSACHUSETTS
                                        , ss.
     On this ___ day of                     , 20___, before me, the undersigned notary public, personally appeared                     , proved to me through satisfactory evidence of identification, which was                     , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose as                      [INSERT CORRECT DESCRIPTION OF CAPACITY OF INDIVIDUAL SIGNING] of                     .

Notary Public

My commission expires:

My commission expires:

26

SCHEDULE 13(a)(v)
Form of Affidavit of Non-Foreign Status
AFFIDAVIT OF NON-FOREIGN STATUS
(Corporation, Partnership, Trust, Transferor Estate)
     Section 1445 of the Internal revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon disposition of a U.S. real property interest by First States Investors 228, LLC , the undersigned hereby affirms the following on behalf of First States Investors 228, LLC:
     1. First States Investors 228, LLC is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and income tax Regulations);
     2. First States Investors 228, LLC                     ’s U.S. employer identification number is [                    ]; and
     3. First States Investors 228, LLC                      office address is:
c/o American Financial Realty Trust
610 Old York Road
Suite 300
Jenkintown, PA 19046
     The undersigned understands that this Affidavit may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
     Under penalties of perjury, I declare that I have examined this Affidavit and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this Affidavit on behalf of First States Investors 228, LLC.

Dated:

27

EXHIBIT A_
(Form of ROFR Offer Notice)
FIRST STATES INVESTORS 228, LLC
610 Old York Rd.
Suite 300
Jenkintown, PA 19046
November ___, 2006
By Federal Express and telecopy
IPC Realty II, LLC
303 North Hurstbourne Parkway
Suite 115
Louisville, KY 40222
Attention: Bruce Wibbels

Re:	Right of First Offer One Lincoln Street, Boston, Massachusetts
Gentlemen:
Reference is made to the provisions of Section 11.04 of that certain First Amended and Restated Limited Liability Company Agreement of First States Investors 228 Holdings A, LLC. (the “First States Agreement”), which afford you certain rights to acquire the Offered Interest (the “Rights”). All capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the First States Agreement.
Please be advised that the undersigned desires to sell the Offered Interest and has entered into that certain Agreement of Purchase and Sale, dated November ___, 2006, with FPG DF Lincoln Street, LLC (the “Sales Agreement”). A true and complete copy of the Sales Agreement is annexed hereto. Please be further advised that First States Group, L.P. has joined in this letter to confirm that it shall cause the undersigned to sell the Offered Interest in accordance with the provisions of the First States Agreement and this notice. This letter shall constitute a Sale Notice to acquire the Property on the identical terms set forth in the Sales Agreement, except for the following: Section34 (and all other references to the Rights ) shall be deemed deleted; you shall be deemed the “Buyer”; and, the notice provision shall be deemed amended such that all notices to the “Buyer” shall be sent in accordance with the notice provisions of the First States Agreement.

28

If you wish to accept the aforesaid, then, on or before the seventh (7th) business day following your receipt of this notice you must (i) send a written acceptance of such offer by notice to the undersigned (in accordance with the notice provisions in the First States Agreement), (ii) execute and deliver to the undersigned and Chicago Title Insurance Company (the “Escrow Agent”) a counterpart of escrow agreement, which has been executed by Escrow Agent and the undersigned and an original counterpart of which is annexed hereto, and (ii) deliver the sum of $20,000,000 by wire transfer of immediate funds to Chicago Title Insurance Company (the “Escrow Agent”), as follows:

Wire to:	Citizens Bank
2001 Market Street
Philadelphia, PA 19103

ABA Number:	036076150

Account of:	Chicago Title Insurance Company

Account Number:	6205835936

Reference File #:	One Lincoln/EGD

Notify:	Ms. Cindy Bryant @215-568-4800, Ext. 3005
Upon the foregoing you shall, as provided in the First States Agreement, be deemed to have agreed to purchase the Offered Interest.
Please be advised that the undersigned address for all notices has been changed to that set forth above.

Very truly yours,

First States Investors 228, LLC
By:
Name: Glenn Blumenthal
Title: Vice President

Confirmation:

First States Group, L.P.,
By: First States Group, LLC, its general partner
By:

Name:
Title:

29

cc:	IPC US Real Estate Investment Trust
Attn: Gary M. Goodman

Davies Ward Phillips & Vineberg LLP
Attn: Fiona J. Kelly

30

SCHEDULE 13(a)(vii)
Form of Seller’s Closing Certificate
SELLER’S CLOSING CERTIFICATE
     First States Investors 228, LLC, a Delaware limited liability company (“Seller”), hereby certifies to                      that, to Seller’s actual knowledge, (i) there is no material default of Seller under the covenants of Seller contained in certain Agreement of Purchase and Sale dated as of                      ___, 200___ and, (ii) that the representations and warranties of Seller set forth in said Agreement of Purchase and Sale are true and correct in all material respects as of the date of this Seller’s Closing Certificate, except to the extent set forth on the annexed exhibit.
     This Seller’s Closing Certificate is dated as of _                    , 200_.

First States Investors 228, LLC

By:

SCHEDULE 13(b)(viii)
Form of Buyer’s Closing Certificate
BUYER’S CLOSING CERTIFICATE
                          (“Buyer”), hereby certifies to ___ that to Buyer’s actual knowledge (i) that it is not in material default under the covenants of Buyer contained in that certain Agreement of Purchase and Sale dated as of ___, 20___ and, (ii) that the representations and warranties of Buyer set forth in said Agreement of Purchase and Sale are true and correct in all material respects as of the date of this Buyer’s Closing Certificate, except to the extent set forth on the annexed exhibit.
     This Buyer’s Closing Certificate is dated as of                      ___, 200_.

By:

Its: